Exhibit 10. (iii)(14)


Amendment to the
Transferred Executives Pension Supplement



RESOLVED, that the last sentence of the sixth full paragraph of the Transferred Executives Pension Supplement be substituted with the following new sentence effective for annuity starting dates, as defined in section 417 of the Internal Revenue Code, on or after February 6, 1996:

      In calculating the lump sum actuarial equivalent under TEPS, the actuarial factors and interest rates to be employed shall be the same actuarial factors and interest rates that were used or would have been used for computing a lump sum under the Supplemental Retirement Income Plan for benefits accrued after December 31, 1985, unless the Original Employer Pension Plan provides for a lower lump sum interest rate, in which event such lower rate shall be used.